EXHIBIT 17.1

RESIGNATION

TO:	WINCASH APOLO GOLD & ENERGY, INC.
(the “Company”)

AND TO:	The Board of Director thereof

I, Jeffrey Stewart Firestone, hereby tender my resignation as director, President and any other officer positions I may hold of the Company, effective immediately. This resignation is not a result of any disagreements with the Company.

This resignation may be sent by electronic facsimile transmission and shall be deemed to be an original.

DATED as of the 30th day of April, 2018.

/s/Jeffrey Stewart Firestone Address:

15 Turtle Rock Court

New Paltz, NY 12561